EXHIBIT 3(i)

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF
SERIES E CONVERTIBLE PREFERRED STOCK
of
VASOMEDICAL, INC.
(a Delaware corporation)

The undersigned, JUN MA and TARACHAND SINGH, certify that:

1. They are the duly acting Chief Executive Officer and Chief Financial Officer, respectively, of Vasomedical, Inc., a corporation organized and existing under the Corporation Code of the State of Delaware (the "Corporation").

2. Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, and pursuant to the provisions of the Corporations Code of the State of Delaware said Board of Directors, pursuant to a meeting held  June 17, 2010, adopted a resolution establishing the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation's Series E Convertible Preferred Stock, which resolution is as follows:

RESOLVED, that a series of Preferred Stock in the Corporation, having the rights, preferences, privileges and restrictions, and the number of shares constituting such series and the designation of such series, set forth below be, and it hereby is, authorized by the Board of Directors of the Corporation pursuant to authority given by the Corporation's Certificate of Incorporation.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the Determinations of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

A.           Determination.  The series of Preferred Stock is hereby designated Series E Convertible Preferred Stock (the “Series E Preferred Stock”).

B.           Authorized Shares.  The number of authorized shares constituting the Series E Preferred Stock shall be THREE HUNDRED FIFTY THOUSAND (350,000) shares of such series.

C.           Dividends.

(a)           The holders of the Series E Preferred Stock shall be entitled to receive dividends, which shall begin to accrue on and be cumulative from the date of issuance (“Issuance Date”) of the Series E Preferred Stock (whether or not such dividends have been declared and whether or not there shall be net profits or net assets of the Company legally available for the payment of such dividends) in an annual amount equal to the issue price of such Series E Preferred Stock plus any accrued but unpaid dividends (the “Liquidation Preference”) times five percent (5%). The Dividend Amount shall be payable semi-annually on January 1 and July 1 of each year (the “Dividend Payment Dates”) commencing January 1, 2011, in kind by issuance by the Company of additional shares of Series E Preferred Stock (the “PIK Shares”).  Each holder of Series E Preferred Stock shall be deemed to be the holder of record of such holder's pro rata share of the PIK Shares issuable with respect to the relevant Dividend Amount notwithstanding that the stock transfer books of the Company shall then be closed or that certificates evidencing such PIK Shares shall not have been actually delivered to such holder of Series E Preferred Stock. Each such PIK Share (i) shall be valued at the then applicable Liquidation Preference per share and (ii) shall have the same Liquidation Preference as each share of Series E Preferred Stock with respect to which the PIK Share constituted a dividend.   No dividends shall be paid on any Common Stock of the Company or any capital stock of the Company that ranks junior to or on parity with the Series E Preferred Stock during any fiscal year of the Company until dividends in the aggregate Dividend Amount per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) of Series E Preferred Stock for the current and each prior Dividend Payment Date shall have been paid or declared and set apart for payment to the Series E Preferred Stock holders.

(b)           The amount of dividends payable for any period shorter than a full year shall be determined on the basis of twelve 30-day months and a 360-day year.  Dividends paid on the shares of Series E Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

D.           Liquidation.

(a)           Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Series E Preferred Stock shall be entitled, before any distributions shall be made to the holders of the Common Stock, or any other class of capital stock of the Company ranking junior to the Series E Preferred Stock, to be paid an amount (the “Series E Liquidation Amount”) equal to greater of (i) twice the Liquidation Preference per share (appropriately adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or like occurrences) or (ii) the aggregate pro rata liquidating distribution per share payable to holders of Series E Preferred Stock on an as-converted basis. Written notice of such liquidation, dissolution or winding up, stating a payment date, the Series A Liquidation Amount and the place where said sums shall be payable shall be given by mail, postage prepaid, not less than 30 or more than 60 days prior to the payment date stated therein, to the holders of record of the Series E Preferred Stock, such notice to be addressed to each shareholder at his post office address as shown by the records of the Company.

(b)           Any Acquisition or Asset Transfer may be regarded as a liquidation, dissolution or winding up of the Company for purposes of this Section D upon the election of the holders of at least a majority of the outstanding shares of Series E Preferred Stock (voting together as a single class).  The Company will not enter into any transaction which provides for an Acquisition Asset Transfer without providing for the ability of the holders of the Series E Preferred Stock upon the affirmative vote of a majority as described in the preceding sentence) to receive consideration in connection with such transaction in an amount not less than the amount they would have received had the consideration payable by any third party in connection with such transaction been paid to the Company, which then completed a liquidation in accordance with this Section D (provided that for the purpose of calculating the pro forma Series E Liquidation Amount for purposes of such deemed liquidation, the word "twice" set forth in the preceding paragraph concerning the calculation of the Series E Liquidation Amount shall be deemed to be replaced with the words "one and one-fifth times").  Nothing in this Section D shall be construed to prevent the holders of the Series E Preferred Stock ,in lieu of any other rights described in this paragraph, from exercising their Conversion Rights at any time up to or simultaneous with any Acquisition or Asset Transfer.

E.           Conversion.

The shares of Series E Preferred Stock shall be (A) subject to the following conversion terms and (B) the holders of the Series E Preferred Stock shall have the right to convert their shares of Series E Preferred Stock into shares of Common Stock as follows (the "Conversion Rights"):

(a)           Right to Convert.  Each Share of Series E Preferred Stock is convertible, without the payment of any additional consideration by the holder thereof, at any time, and from time to time, on or after January 1, 2011, at the option of the holder of such shares into the number of fully paid non-assessable shares of Common Stock equal to the quotient obtained by dividing (i) the product of the number of shares of Series E Preferred Stock being converted multiplied by $16.00, by (ii) the then current Conversion Price (the “Applicable Conversion Ratio”).  The initial “Conversion Price” shall be $.16.  The Conversion Price is subject to further adjustment pursuant to the anti-dilution provisions described in Section E below.

(b)           Automatic Conversion.  Each share of outstanding Series E Preferred Stock shall automatically be converted into shares of Common Stock on or after July 1, 2011, at the then effective Applicable Conversion Ratio, if, at any time following the Issuance Date, the price of the Common Stock for any 30 consecutive trading days equals or exceeds three times the Conversion Price and the average daily trading volume for the Company’s Common Stock for the 30 consecutive trading days exceeds 250,000 shares.  Notwithstanding the foregoing, the Series E Preferred Stock shall be automatically converted into Common Stock at the then effective Applicable Conversion Ratio on June 1, 2015.

(c)           Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of the Series E Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash for any fractional share.  Except in the case of a conversion pursuant to Section (b) hereof, before any holder of Series E Preferred Stock may convert the same into shares of Common Stock, each holder shall surrender the certificate or certificates therefor, duly endorsed for transfer, at the principal office of the Company or of any transfer agent for the Series E Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same.  On the date of a conversion pursuant to this section, any party entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of all such shares of Common Stock on such date, whether or not such holder has surrendered the certificate or certificates for such holder's shares of Series E Preferred Stock.  The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series E Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which it or he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share.  Except in the case of a conversion pursuant to Section E, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series E Preferred Stock to be converted. The then holders of record of Series E Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d)           Adjustment for Stock Splits and Combinations.   If the Company, at any time or from time to time after the Issuance Date and prior to the automatic conversion of the Series E Preferred Stock pursuant to Section (b) hereof, effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series E Preferred Stock, the Applicable Conversion Ratio in effect immediately before that subdivision shall be proportionately decreased.  Conversely, if the Company shall at any time or from time to time after the Issuance Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series E Preferred Stock, the Applicable Conversion Ratio in effect immediately before the effective date of the combination shall be proportionately increased.  Any adjustment in the Applicable Conversion Ratio under this Section (d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e)           Adjustment for Common Stock Dividends and Distributions.  If the Company at any time or from time to time after the Issuance Date and prior to the automatic conversion of the Series E Preferred Stock pursuant to Section (b) hereof makes, or fixes a record date for, determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, in each such event, the Applicable Conversion Ratio then in effect shall be decreased as of the effective date of the issuance of such additional shares of Common Stock, or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Ratio then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or, the close of business on such record date as the case may be, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Ratio shall be adjusted pursuant to this Section (e) to reflect the actual payment of such dividend or distribution.

(f)           Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Issuance Date and prior to the automatic conversion of the Series E Preferred Stock pursuant to Section (b) hereof, the Common Stock issuable upon the conversion of the Series E Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Company, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer (as defined in sub-section (j) below) or a subdivision or combination of shares or stock dividend or a corporate reorganization, merger or consolidation provided for elsewhere in this Section E, in any such event each holder of any shares of Series E Preferred Stock then outstanding shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and/or property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series E Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(g)           Reorganizations, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time after the Issuance Date and prior to the automatic conversion of the Series E Preferred Stock pursuant to Section (b) hereof, there is a capital reorganization of the Common Stock other than (i) an Acquisition or Asset Transfer (as defined in Section (j) below), or (ii) a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section E (each such transaction described in the foregoing clauses (i) and (ii), a “Reorganization Transaction”) as a part of such Reorganization Transaction, provision shall be made so that the holders of the Series E Preferred Stock shall thereafter be entitled to receive upon conversion of the Series E Preferred Stock the number of shares of stock or other securities or property of which they would be entitled to receive had they converted their shares of Series E Preferred Stock into shares of Common Stock on the date of (A) the first day immediately prior to the effective date of such Reorganization Transaction or (B) the record date for such Reorganization Transaction, whichever is applicable to the Reorganization Transaction.  In any such case, all adjustments that otherwise would have been required to be made in the Applicable Conversion Ratio and the number of shares of Common Stock that the holders of Series E Preferred Stock are entitled to receive upon conversion of the Series E Preferred Stock pursuant to this Section E on or prior to such date shall be made prior to calculating the amount or number of securities and/or property receivable by such holders in connection with such Reorganization Transaction.

(h)           Sale of Shares At Price Below The Initial Conversion Price.  If at any time or from time to time, subsequent to the Issuance Date, the Company issues or sells, shares of its capital stock for consideration of a price of less than the lesser of (i) the conversion price; or (ii) its then current market price, the Conversion Price shall be adjusted to be such lower price at which the Company issued or sold shares of its capital stock.

For purposes of this Section (h), sales or issuances of capital stock by the Company shall not include Excluded Stock or stock dividends, stock splits or reclassifications.

(i)           Certificate of Adjustment.  In each case of an adjustment or readjustment of the Applicable Conversion Ratio and the number of shares of Common Stock or other securities thus issuable upon conversion of the Series E Preferred Stock, if the Series E Preferred Stock is then convertible pursuant to this Section E, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series E Preferred Stock at the holder’s address as shown in the Company’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(j)           Certain Definitions.

(i)           “Acquisition” shall mean any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred.  “Asset Transfer” shall mean a sale, lease or other disposition of all or substantially all of the assets of the Company.

(ii)           “Excluded Stock” means (A) the Series E Preferred Stock; (B) any Common Stock issued or to be issued (x) pursuant to the conversion of the Series E Preferred Stock (y) pursuant to the exercise of any stock options or warrants currently outstanding or options or warrants issued after the date hereof having an exercise price equal to or greater than the lesser of the Conversion Price or the Current Market Price, or (z) except as otherwise provided herein, upon the actual issue of Common Stock or securities convertible into Common Stock at the time of exercise of any rights, options or warrants to purchase Common Stock or any securities convertible into Common Stock, as appropriate, or upon conversion or exchange of securities convertible into Common Stock; and (C) in addition to (A) and (B) hereof, Common Stock or securities convertible into Common Stock under any Company stock plans or for services performed or to be performed by the Company.

F.           Voting Rights

(a)           Number of Votes.  Except as otherwise required by law, the holders of Series E Preferred Stock and the holders of the Common Stock shall be entitled to notice of any stockholders' meeting and to vote any matter submitted to a stockholder vote, as a single class on the following basis:

(i)           Each share of Common Stock issued and outstanding shall have one vote per share; and

(ii)           Each share of Series E Preferred Stock issued and outstanding shall have 100 votes per share.

(b)           Voting As a Class.  Each share of Series E Preferred Stock issued and outstanding shall also be entitled to one vote on all matters as to which holders of Series E Preferred Stock are required to vote as a separate class pursuant to the Delaware Business Corporation Law, and the holders of a majority of the Series E Preferred Stock entitled to vote shall bind the entire class of Series E Preferred Stock.

(c)           Notices.  The Company shall give the holders of the Series E Preferred Stock the same prior notice as given to holders of Common Stock according to the By-laws of the Company of any matter to be submitted to such holders for a vote.

G.           Principal Office; Notices

The address of the principal office of the Company is located at 150 Linden Avenue, Westbury, New York  11590.  Any notice or certificate required by the Certificate of Incorporation of the Company, as amended, or this Certificate of Designations to be delivered to any holder of Series E Preferred Stock shall be deemed given when personally delivered to such holder or upon deposit in the United States Mail, certified mail, return receipt requested and addressed to such holder at his or its address appearing on the books of the Company.

H.           Cancellation of Series E Preferred Stock

In the event any shares of Series E Preferred Stock shall be converted, liquidated or redeemed, the shares so converted, liquidated or redeemed shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Company as Series E Preferred Stock.

I.           Reservation of Shares

Commencing on the Issuance Date, the Company shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series E Preferred Stock into shares of Common Stock, the full number of shares of Common Stock deliverable upon conversion of all of the shares of Series E Preferred Stock from time to time outstanding, taking into account all adjustments required herein in the Applicable Conversion Ratio.  If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversation of all of the then outstanding shares of Series E Preferred Stock pursuant to this Certificate of Designations, the Company shall take such corporate action as may, in the opinion of counsel to the Company, be necessary to increase the number of authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

J.           Amendments and Other Actions

As long as any shares of Series E Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent) of the holders of all of the then outstanding shares of Series E Preferred Stock, voting as a separate class:  in any manner alter or change the rights, preferences or privileges of the Series E Preferred Stock so as to affect adversely the Series E Preferred Stock.

Notwithstanding the foregoing, when authorized by resolutions of the Board of Directors, the Company may amend or supplement this Certificate without the consent of any holder of Series E Preferred Stock to cure any ambiguity, defect or inconsistency herein or make any other change herein, provided that each such amendments or supplements shall not adversely affect the interests of the holders thereof.

K.           Registration and Transfer

The Company shall maintain at its principal executive offices (or at the offices of its transfer agent or such other office or agency of the Company as it may designate by notice to the holders of the Series E Preferred Stock) a stock register for the Series E Preferred Stock in which the Company shall record the names and addresses of person in whose name the shares of Series E Preferred Stock are issued, as well as the name and address of each permitted transferee thereof.

Prior to due presentment for registration of any transferee of any Series E Preferred Stock, the Company may deem and treat the person in whose name any Series E Preferred Stock is registered as the absolute owner of such Series E Preferred Stock and the Company shall not be affected by notice to the contrary.  All transfers of Series E Preferred Stock must be made pursuant to the applicable rules and regulations of federal and state securities laws.

No service charge shall be made to a holder of Series E Preferred Stock for any registration, transfer or exchange.

Each of the undersigned declares under penalty of perjury that the matters set out in the foregoing Certificate are true of his own knowledge.  Executed at Westbury, New York on this 18th day of June, 2010.

Name: /s/ Jun Ma
Jun Ma
Title: Chief Executive Officer
Name: /s/ Tarachand Singh
Tarachand Singh
Title: Chief Financial Officer